Exhibit 10.1

One CDW Way 200 N. Milwaukee Avenue Vernon Hills, IL 60061 Phone: 847.465.6000 Fax: 847.465.6800 Toll-free: 800.800.4239 CDW.com

October 24, 2024

Christina M. Corley

By email

Re:	Mutual Letter of Understanding

Dear Chris:

On behalf of CDW Corporation (the “Company”) and its Board of Directors, I want to thank you for your many years of service to the Company, during which you have demonstrated remarkable leadership and have made immeasurable contributions to the Company. We appreciate your willingness to provide continued support and expertise to the Company, our coworkers, and our customers.

This letter of understanding sets forth the terms under which the Company and you agree to your continued employment with the Company (the “Engagement”). From October 25, 2024 through December 31, 2025, you will serve as President, International and Vice Chair under your current terms and conditions of employment, including your current pay and benefits. From January 1, 2026 through December 31, 2026 (the “Executive Advisor Term”), you will serve as Executive Advisor to the Company, with the compensation adjustments as set forth below.

Terms and Conditions of the Engagement

Duties and Responsibilities:

As President, International and Vice Chair, you will have responsibility for the Company’s international strategy and businesses. As Executive Advisor, you will support the priorities that are most critical to accelerating our growth strategy, with a particular focus in the areas of key customer and partner strategy, M&A, and leadership development and coaching. You will be engaged for a minimum of 20 hours per week.

Effective January 1, 2026, you will no longer be a corporate officer or member of the Executive Committee of the Company or its subsidiaries or affiliates.

Base Salary:

Your annual base salary will remain unchanged through December 31, 2025 and, effective January 1, 2026, your annual base salary will be $60,000, paid through CDW’s normal payroll process.

Cash Bonus:

For the 2024 and 2025 performance years, you will remain eligible to participate in the Company’s Senior Management Incentive Plan (“SMIP”), with no change to your target bonus opportunity and any payout subject to the terms of the SMIP, including the achievement of the underlying performance goals. You will not be eligible to participate in the 2026 SMIP; however, as an inducement for you to remain as an Executive Advisor to the Company, during the Executive Advisor Term, you will be eligible for a $500,000 cash bonus, which will be paid one-half on the last pay date in June 2026 and one-half on the last pay date in December 2026, subject to your continued service as Executive Advisor through the applicable payment date and subject to payment in full within 60 days following a termination by the Company without Cause (as defined in your Compensation Protection Agreement (“CPA”)) on or after January 1, 2026.

Equity Awards:

You will be eligible for 2025 long-term incentive awards with a total target value equal to your 2024 total target value and delivered in the same vehicles and mix as the long-term incentive grants to members of the Company’s Executive Committee. Your 2025 long-term incentive awards will be subject to the terms of the Company’s 2021 Long-Term Incentive Plan (the “LTIP”) and the Company’s standard form of equity award agreements, provided that your 2025 performance stock unit award will be eligible for full vesting based on actual performance following your retirement from the Company. You will not be eligible to participate in the Company’s 2026 long-term incentive program; however, as an inducement for you to remain with the Company as an Executive Advisor, you will be eligible to receive restricted stock units (“RSUs”) in December 2025 with a total target value equal to $1,000,000. The RSUs will vest 100% on December 31, 2026, subject to your continued employment through the vesting date, and will not be eligible for vesting upon retirement prior to the vesting date. Your RSU award will also be subject to the LTIP and the Company’s standard form of equity award agreement with full vesting upon a termination by the Company without Cause (as defined in your CPA).

Outstanding Long-Term Incentive Plan Equity:

Your outstanding equity awards will continue to vest during your period of service with the Company in accordance with the terms of the LTIP and the underlying equity award agreements and will be eligible for retirement vesting in accordance with their terms.

Benefit Programs:

You will continue to be eligible for the Company’s benefit programs, including medical, dental, vision, life, short-term disability, and long-term disability, as well as the Executive Health Program, in each case, in accordance with their terms.

You will also continue to be eligible to participate in the Company’s 401(k) and Profit Sharing Plan.

Compensation Protection Agreement:

You will continue to be subject to your CPA through December 31, 2025, provided that you acknowledge that your change in role to President, International and Vice Chair and the associated change in responsibilities and duties does not constitute a basis to terminate for Good Reason (as defined in your CPA). In addition, as consideration for your continued Engagement under the terms set forth herein, you agree that you shall no longer have a right to terminate employment due to Good Reason under your CPA. As of January 1, 2026, you will cease to be eligible for severance benefits under your CPA other than continued access to the Company’s medical plan that you are eligible to receive in the event of a termination of employment for any reason other than a termination by the Company for Cause (as defined in your CPA), as contemplated in your CPA.

End of Engagement:

Except as otherwise mutually agreed to by the parties, the Engagement and your employment with the Company will end on December 31, 2026.

Additional Information

For the LTIP and benefit programs mentioned above, the plan documents and any applicable award agreements for each control eligibility and the terms of the benefit. Further, you acknowledge that you shall remain subject to any non-competition, non-solicitation, confidentiality or protection of trade secrets (or similar provision regarding intellectual property) covenant by which you are bound under any agreement between you and the Company and its subsidiaries. Further, since you will remain employed through the Engagement your obligations under your Noncompetition Agreement do not begin to run until your employment ends.

* * * * * * * * *

If the terms and conditions in this letter are acceptable to you, please sign below and return a signed copy.

Chris, we are delighted to continue to benefit from your deep understanding of our business and our coworkers and your invaluable perspective on our path forward. I look forward to continuing our work together.

Best regards,

/s/ Christine A. Leahy

Christine A. Leahy

Chair, President and Chief Executive Officer

Accepted and agreed:

/s/ Christina M. Corley	October 24, 2024
Christina M. Corley	Date

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